Exhibit 99.1

Sun New Media Inc.
PO Box 297, 1142 S. Diamond Bar Blvd
Diamond Bar, CA 91765
United States of America
T: (604) 871-9909 Ext 322
F: (604) 871-9919

NASD OTCBB: SNMD	Sun New Media to Change Financial Year End to March 31st	February 17, 2006
Prime Zone, Diamond Bar, California, February 17, 2006: Sun New Media Inc. (OTCBB: SNMD) (“SNMI”) today announced that it was changing its financial year end date from September 30th to March 31st. SNMI will now report year end results for 2005/2006 on March 31st, 2006.
“SNMI is in the process of finalizing a number of key acquisitions. The change of Financial Year end will allow us to report results that better reflect the true, post-acquisition operational and financial strengths of the company,” said Mr. John Li, co-CEO of SNMI.
The change in Financial Year end will be effective immediately.
About Sun New Media
Sun New Media Inc (SNMI) is one of China’s first integrated, interactive marketing companies. SNMI plans to create a core group of businesses that includes advanced interactive content development and distribution units, sales and marketing services, and channel management software solutions. SNMI is well positioned to capture a significant share of China’s multi-billion dollar interactive marketing services market.
For more information on Sun New Media Inc., visit the Company’s website at: http://www.sunnewmedia.net
Investor Relations Contact: Mr. James Neil * N. America Toll Free: 1-888-865-0901 Ext.322 Email: info@cag-global.com
This press release includes statements that may constitute “forward-looking” statements, usually containing the word “believe,” “estimate,” “project,” “expect” “plan” “anticipate” or similar expressions. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, continued acceptance of the Company’s product and services in the marketplace, competitive factors, changes in regulatory environments, and other risks detailed in the Company’s periodic report filings with the Securities and Exchange Commission. In addition, there is no certainty that the transactions described above will be completed or, if completed, that the terms for such transactions may not change before completion. Nor is there any certainty that the Company will be able to benefit from the described transactions in the manner currently expected. By making these forward-looking statements, the Company disclaims any obligation to update these statements for revisions or changes after the date of this release.